Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

           We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-131859, 333-128184, 333-121955, 333-114315, 333-111595, 333-105127, 333-102829, 333-64176, 333-67213, 333-25987, 333-131859, 333,143868 and 333-147591) and Form S-8 (Nos. 333-97719, 333-86817, 333-67223, 333-28403, 333-26557, 333-20939, 333-17209 and 333-136271) of Enliven Marketing Technologies Corporation (formerly known as Viewpoint Corporation) of our report dated January 9, 2008 relating to the financial statements, of Springbox, Ltd as of and for the year ended December 31, 2006, which appears in this Form 8-K/A.

/s/ PMB HELIN DONOVAN, LLP
Austin, Texas
January 16, 2008